April 12, 2024 Christopher Hayes

Re: CEO Offer Letter

Dear Christopher:

This offer letter (this “Offer Letter”) memorializes the agreement between you and Spruce Power Holding Corporation (the “Company”) regarding your appointment as President and Chief Executive Officer of the Company.
1.Start Date. Your employment with the Company will commence on April 12, 2024.

2.Position. You shall serve as the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). You shall perform those services customary to this office and such other lawful duties that the Board may reasonably assign. You shall comply with the Company’s policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time. This is a full-time position. During your employment, you shall devote all of your business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude you from (i) performing services for such other companies as the Company may designate or permit; (ii) serving on boards, committees or similar bodies of charitable or nonprofit organizations; (iii) fulfilling limited teaching, speaking and writing engagements; and (iv) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by you to not individually or in the aggregate materially interfere or conflict with the performance of your duties and responsibilities to the Company or contravene any restrictive covenants or codes of conduct; provided, that with respect to the activities in clauses (ii) and/or (iii), you shall notify the Board of such activities.

3.Base Salary. Your annual base salary will be $650,000 per year (the “Initial Base Salary”), payable in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions.
4.Bonus. You will be eligible to participate in the Company’s annual bonus program (the “Annual Bonus”), with a target bonus opportunity equal to 100% of your then-current annualized base salary, prorated in the year containing your Start Date. The actual amount of any Annual Bonus, if any, shall be based on achievement of corporate-based and/or individual-based performance metrics, as determined by the Board for each applicable performance year. You must be employed by the Company on the date of payment to earn and receive any Annual Bonus.

5.Equity. Subject to any applicable approvals as required under the Equity Plan, you shall be granted initial equity awards (collectively, the “Equity”) valued at 170% of your Initial Base Salary allocated as follows: (a) 70% in the form of stock options (“Options”); and (b) 30% in the form of restricted stock units (“RSUs”). The Equity shall be issued under and pursuant to the terms of the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and accompanying award agreements. The Equity shall be subject to and be governed by the terms of the Equity Plan and the applicable award agreement to be provided by the Company.

(a)Options. The Options shall be valued using a Black-Scholes valuation on the date of grant and will be at an exercise price equal to the greater of (a) the VWAP per share of the Company’s common stock over the 20 business days preceding the date of grant or (b) the closing price of the Company’s common stock on the date of grant. Subject to your continued service through each applicable vesting date, the Options will vest in equal annual installments on the first four (4) anniversaries of the Start Date.

(b)RSUs. The RSUs shall be valued based on the VWAP per share of the common stock over the 20 business days preceding the date of grant. Subject to your continued service through each applicable vesting date, the RSUs will vest in equal annual installments on the first four (4) anniversaries of the Start Date.

6.Severance. The Company intends to adopt an executive severance plan (the “Severance Plan”). Upon adoption of the Severance Plan (or the failure to adopt a Severance Plan), you will be named a participant with severance benefits that are no less favorable, in all material respects, than the severance benefits of the Company’s former Chief Executive Officer (as set forth in his Executive Employment Agreement dated as of September 9, 2022). Receipt of any benefits under the Severance Plan will be conditioned upon your signing, non-revocation, and compliance with a customary separation agreement in a form to be provided by the Company, such separation agreement to include, without limitation, a general release of claims in favor of the Company and its affiliates.

7.Benefits. You will be eligible to participate in the employee benefits offered by the Company in accordance with the applicable terms of the benefit program, plan, or arrangement. Please note that benefits may be modified or terminated at the Company’s sole discretion, and the provision of such benefits does not change your status as an at-will employee.

8.Expenses. The Company will pay or reimburse you for reasonable and customary business expenses incurred by you during employment with the Company, subject to all terms and conditions of the Company’s expense policies in effect from time to time.

9.Other Policies. You shall be subject to any forfeiture and/or clawback policy established by the Company and any other such policy required by applicable law. You will also be subject to any applicable stock ownership requirements as may be established by the Company.
10.Restrictive Covenants. Your employment with the Company is contingent upon your execution and compliance with the Employee Covenants Agreement attached to this Offer Letter as Exhibit A.

11.Representations. By signing this Offer Letter, you certify to the Company that: (a) you are free to enter into and fully perform the duties of this position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by the Company; and (b) no trade secret or proprietary information belonging to any previous employer will be disclosed by you to the Company and that no such information will be retained by you or brought with you to the Company.

12.At-Will Employment. By signing below, you expressly acknowledge and agree that your employment with the Company will be “at will.” This means that nothing in this Offer Letter guarantees employment for any definite or specific term or duration and either you or the Company may terminate your employment at any time and for any reason with or without notice.

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13.Governing Law. This Offer Letter shall be governed by and construed in accordance with the laws of the State of Idaho (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction).

14.General. This Offer Letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This Offer Letter may not be modified, amended or waived unless in writing signed by both parties. This Offer Letter shall inure to the benefit of the successors or general assigns of the Company. This Offer Letter is non-assignable except as provided herein.
[Signature Page Below]

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Please sign the enclosed copy of this Offer Letter to indicate your acceptance.

Sincerely,

/s/John Miller
John Miller Lead Director

Agreed to and Accepted:

/s/Christopher Hayes
Christopher Hayes

[Signature Page to CEO Offer Letter]

EXHIBIT A
EMPLOYEE COVENANTS AGREEMENT

SPRUCE POWER HOLDING CORPORATION EMPLOYEE COVENANTS AGREEMENT
In consideration of my employment and/or continued employment with Spruce Power Holding Corporation, its subsidiaries, affiliates, successors, or assigns (collectively, the “Company”), and my receipt of any compensation now and/or hereafter paid to me by the Company, I have executed this Employee Covenants Agreement (this “Agreement”). I recognize and acknowledge that the Company is engaged in activities that involve, and continue to involve, the use of proprietary business plans, methods, and technologies developed through the expenditure of substantial amounts of skill, time, and money. As a result of such investments, the Company has developed certain Trade Secrets and Confidential Information (defined herein) which give the Company significant advantages over its competitors. Due to the nature of my employment with the Company, I may have frequent direct and indirect contact with various customers of the Company and may be presented with, have access to, and/or participate in the development of Trade Secrets and Confidential Information. These constitute valuable, special, and unique assets of the Company, the misuse, misapplication, or disclosure of which contrary to the terms of this Agreement may cause substantial loss of competitive advantage and substantial and possibly irreparable damage to the business and asset value of the Company.
1.DEFINITIONS. The following capitalized terms are select definitions used in this Agreement:
(a)“Trade Secrets” shall have the definition provided under applicable law as modified from time to time. The current definition includes, but is not limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records a secret, whether scientific, technical, merchandising, production, or management information, design, process, procedure, formula, invention, or improvement. Trade Secrets may also consist of: (i) any formula, pattern, device, or compilation of information that is used in the Company’s business, and which gives it an opportunity to obtain an advantage over competitors who do not know or use it; (ii) a formula for a chemical compound, a process of manufacturing, treating or preserving materials, a pattern for a machine or other device, or a list of customers; or (iii) a process or device for continuous use in the operation of the business, and generally relates to the production of goods or services. To the extent otherwise protectable as a Trade Secret, the Company’s Trade Secrets include, but are not limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of any product or service offered by the Company during my employment with the Company. Trade Secrets also include anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as trade secret, whether or not owned or developed by the Company.
(b)“Confidential Information” shall mean any data or information, other than Trade Secrets, which is of value to the Company, and is not generally known to competitors of the Company, whether written, fixed in other tangible form, or committed to memory. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, all information about the Company’s business and affairs, such as its executives, employees, and contractors, product specifications, designs, processes, data, concepts, ideas, product descriptions, price lists, pricing policies, business methods, contracts and contractual relationships with customers and suppliers, customer and supplier lists, current and anticipated customer requirements, current and planned distribution methods and processes, business plans, marketing plans and techniques, finances and financial projections, market studies, computer software and programs (including without limitation object and source code), systems, structures and architectures, proprietary intellectual property (including without limitation, know-how, inventions, discoveries, patents, patent applications, and patentable subject matter, and copyrighted materials). Confidential Information shall include, but not be limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and any knowledge related to any product or service offered by the Company during my employment with the Company. Confidential Information also includes anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as confidential information, whether or not owned or developed by the Company.
(c)The terms “Confidential Information” and “Trade Secrets” shall not include any materials or information to the extent that it: (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which the Company utilized, developed, or otherwise acquired such information, other than as the result of a breach of this Agreement; or (ii) is known to me prior to my employment with the Company, having been lawfully received from parties other than the Company.
(d)“Inventions” shall mean all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, including, but not limited to, software, code, websites, algorithms, methods, content, packaging, surveys, reports, contributions to Company’s proprietary business methods, marketing plans, and work product, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my employment with the Company.
1.NON-DISCLOSURE.
(a)Trade Secrets. During the term of my employment with the Company and after the termination thereof, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Trade Secrets of the Company or of the Company’s customers, business partners or subcontractors, or any related third- party, so long as they remain Trade Secrets as described in this Agreement.
(b)Confidential Information. During the term of employment with the Company and after my termination therefrom, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Confidential Information of the Company, any of Company’s customers, any of Company’s business partners or subcontractors, or any related third-party
(c)Return. Upon request of the Company and in any event upon the termination of employment with Company, I will deliver to the Company all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof in any form, concerning or containing Trade Secrets, Confidential Information, or Inventions that are in my possession, whether made or compiled by me, furnished to me, or otherwise obtained by me.
2.ASSIGNMENT AND RELATED COVENANTS.
(a)Prior Inventions.
(i)On Schedule A, I have provided a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with the Company (collectively, the “Prior Inventions”), that belong to me, and which relate to the Company’s proposed business, products or research and development; or, if no such list is attached, I represent that there are no such Prior Inventions. Under the heading “Assigned” on Schedule A, I have listed those Prior Inventions that are being assigned to the Company hereunder, if any (collectively, the

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“Assigned Prior Inventions”). If applicable, under the heading “Not Assigned” on Schedule A, I have listed those Prior Inventions that are not being assigned to the Company hereunder, if any (collectively, the “Not Assigned Prior Inventions”). I hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Assigned Prior Inventions, if any, without any further consideration therefor. I agree that I will not incorporate, or permit to be incorporated, any Not Assigned Prior Inventions owned by me or in which I have an interest into a Company product, process, or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or machine a Not Assigned Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process, or machine.
(b)Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions, without any further consideration therefor. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.
(c)Government Contracting. I agree to assign to the United States government all my right, title, and interest in and to any and all Assigned Prior Inventions and Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
(d)Exceptions. I further understand that the foregoing assignment obligations do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, resources, trade Secrets, or Confidential Information except for those Inventions that either: (A) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (B) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Schedule A.
(e)Maintenance of Records. I agree to keep and maintain adequate and current written records of the Assigned Prior Inventions and all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(f)Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assigned Prior Inventions and Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights,

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patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Prior Inventions or any Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
3.NON-COMPETITION.
(a)In order to protect the Company’s Trade Secrets, Confidential Information, property rights, goodwill and legitimate business interests, during the term of my employment with the Company, and for the one (1) year period following the termination of my employment with the Company (the “Restricted Period”) for any reason, I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in the same or substantially similar activities as were performed by or for the Company (whether in connection with the business activities of the Company or any of its affiliated entities) within the continental United States of America (each a “Restricted Activity”); provided that the ownership restriction shall not prohibit an investment in publicly or privately traded stock of a company representing less than three percent of the stock of such company, provided that I comply with the provisions of my employment agreement and/or offer letter with the Company and this Agreement other than such ownership restriction.
(b)The Company, in its sole discretion, may elect to waive the restrictions set forth in Section
4(a). Such waiver shall be provided in writing to me by the Company. Such waiver shall have no effect on my obligations under the remainder of this Agreement, which shall continue in full force and effect in all respects. I acknowledge and agree that nothing in this Section 4(b) gives me an election as to compliance with Section 4(a).
(c)In the event that I am considering a post- employment professional opportunity (including, but not limited to, in the role of employee, consultant, contractor, owner, partner, or otherwise), that may commence during the Restricted Period, whether or not such opportunity represents a potential violation of Section 4 (a) or not, I shall notify the General Counsel at the Company in writing of such opportunity.
4.NON-SOLICITATION.
(a)During the Restricted Period (as defined in Section 4), I will not, directly or indirectly, in any manner, other than for the benefit of the Company:
(i)call upon, solicit, divert, take away, accept or conduct any business from or with any of the current or prospective customers, clients, vendors or suppliers of the Company, to the extent in competition with, or to the detriment of, the Company; or
(ii)solicit, entice, or attempt to persuade any employee or consultant of the Company to leave the Company for any reason, or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six (6) months of any attempt to hire such person, reduced to three (3) months if the decision to terminate the person’s employment was made after I have ceased to be employed by the Company.

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5.REASONABLENESS OF RESTRICTIONS; TOLLING.
I acknowledge and agree that the provisions of Sections 4 and 5 of this Agreement are necessary and reasonable to protect the Company’s Trade Secrets, Confidential Information, property rights, goodwill and business interests. I further acknowledge and agree that the limitations and the types of employment which are prohibited by Sections 4 and 5, including but not limited to Section 4(a), are narrow and reasonable in relation to the skills which represent my principal salable asset both to the Company and to my other prospective employers, and that the specific but broad temporal and geographical scope is reasonable and fair in light of the Company’s need to market its services and sell its products in a large geographic area in order to maintain a sufficient customer base. I acknowledge and agree that the Restricted Period shall be tolled, and shall not run during any period in which I am in violation of the terms of Section 4 and 5, to such extent as permitted under applicable law.
6.SCOPE OF NONDISCLOSURE RESTRICTIONS.
Nothing in this Agreement or elsewhere prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I acknowledge that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. In addition, notwithstanding any provisions in this Agreement, pursuant to the federal Defend Trade Secrets Act, I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:
(a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.
7.REPRESENTATIONS AND WARRANTIES.
(a)No Violation. I am not subject to any employment, non-disclosure, confidentiality, non- compete, employee covenants, or other agreement with any third party (including, but not limited to, any former employer) that would prevent or prohibit me from fulfilling my duties for the Company. If am the subject of any such agreement, and have any doubt as to its applicability, I will provide a copy of such agreement to the Company so that the Company can make a determination as to its effect on my ability to work for the Company.
(b)Third-Party IP. I agree not to use or include in any of my Inventions any copyrighted, restricted, or protected code, specifications, concepts, trade secrets, or confidential information of any third party, or any other information which I would be prohibited from using by any employment, non- disclosure, confidentiality, non-compete, employee covenants, or other agreement with any third party. If I am unsure whether I may use or incorporate any third-party product or code or other work of any third party in any of my Inventions, I will check with the Company’s management and experts prior to such use or incorporation.

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8.GENERAL.
(a)Further Assurances. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I have not entered into and agree not to enter into any oral or written agreement in conflict with this Agreement.
(b)Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or threatened breach of the covenants set forth in this Agreement. Accordingly, I agree that if I breach or threaten to breach this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.
(c)Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY ARISING FROM OR RELATING TO THIS AGREEMENT.
(d)Effect. This Agreement shall be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of the Company’s Trade Secrets or Confidential Information.
(e)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.
(f)Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(g)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.
(h)Construction. The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.
(i)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.
2.EXPRESS ACKNOWLEDGEMENTS. I acknowledge and agree to each of the following items:
(a)I understand that this Agreement is not intended to change my status as an employee-at- will, and I understand that either the Company or I may terminate my employment at any time with or without cause.

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(b)I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.
(c)I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand such terms, consequences, and binding effect.
(d)I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.
(e)I understand that any acquirer, purchaser of all or substantially all of the assets of the Company, or other successor or assign to the Company or its business will be relying on my covenants and representations warranties in this Agreement in agreeing to acquire or purchase the Company or its assets, and agree that this Agreement shall be enforceable by such successor or assign.
(f)I acknowledge that I have been afforded sufficient opportunity to review the terms of this Agreement.
I have executed this Agreement on the date set forth below, to be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of any of the Company’s Trade Secrets or Confidential Information; provided, however, that if the latter date is vague or indeterminable, this Agreement shall be deemed effective as of the commencement of my employment relationship with the Company.

SPRUCE POWER HOLDING CORPORATION

By: /s/John Miller

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Name: Title:

John Miller
Lead Director

AGREED AND ACCEPTED:

By: /s/Christopher Hayes___________
Name: Christopher Hayes

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SCHEDULE A PRIOR INVENTIONS

Assigned

Not Assigned